Term Sheet

Wesley K. Clark & Associates, LLC

August 15, 2012

This term sheet (the “Term Sheet”) sets forth the primary terms and provisions regarding services to be provided to TRIG Acquisition 1, Inc. (“TRIG”) and Grilled Cheese Inc. (the “Grilled Cheese Truck” or “GCT”, together with TRIG, collectively, the “Company”) by Wesley K. Clark & Associates, LLC (the “Clark Group”).

Trig Acquisition 1:	TRIG Acquisition 1, Inc. is a reporting company under Section 12(g) of the Securities and Exchange Act of 1934, as amended, organized under the laws of the State of Nevada as a Form 10 shell reporting company with the Securities and Exchange Commission.

Grilled Cheese, Inc.	Grilled Cheese, Inc. is a private, non-reporting company incorporated under the laws of California.

We believe the Grilled Cheese Truck will be among the first grilled cheese franchise operations in America. On completion of a Share Exchange (the “Share Exchange”), we believe we will be the first publicly traded food truck operation in America. As a current emerging Los Angeles-based purveyor of food, the Grilled Cheese Truck is capitalizing on the burgeoning food truck industry through its established operations and unique social media strategy. Driving the growth is national media visibility and a robust fan base of over 100,000 dedicated followers on Twitter and Facebook. GCT has established significant brand presence and operates profitability. The founder and principal shareholder is David Danhi, an experienced successful chef and food industry entrepreneur.

Share Exchange:	Pursuant to the Share Exchange, Grilled Cheese, Inc., a privately held S corporation, will merge into TRIG. TRIG will acquire from the GCT Shareholders 100% of the outstanding shares of GCT. After giving effect to the Share Exchange, GCT shall become a wholly owned subsidiary of TRIG.

Business Model:	On conclusion of the Share Exchange, the Company will commence operations as a national franchisor. As a franchisor, the Company will generate revenues through franchise fees, the sale of food and supplies as well as ongoing royalties. The Company’s business model calls for the sale of a minimum of 100 franchises within the first twelve months following completion of the contemplated Offering and Share Exchange, although there are no assurances that the Company will reach this objective.

GCT’s initial franchise marketing plan will focus on military veterans who seek opportunities as small business owners with low capital entry, an established brand, geographic exclusivity and a universally appealing product line. Investors in the Offering who invest $250,000 or more will also be offered initial franchises. As a result of its successful food truck operation, GCT’s products, services and business operations have already been established and have generated significant media visibility. The Company will also assist prospective franchisees in securing the financing necessary to acquire a GCT franchise.

On completion of the anticipated Share Exchange, TRIG will file to change it’s name to The Grilled Cheese Truck, Inc., and commence operations as a publicly held company and implement the steps necessary for trading on the OTC Bulletin Board market.

Offering:	The Offering is structured as a minimum of $2,000,000 and up to a maximum of $5,000,000 of units (the “Units”), with each Unit consisting of: (i) 10% Convertible Senior Secured Notes in the principal face amount of $25,000 (the “Notes”) and (ii) warrants to purchase shares 12,500 shares of the Company’s common stock, at an exercise price of $2.00 (the “Warrants”). The Notes bear 10% interest, payable in cash or a PIK (in comparably valued common stock) at the Company’s election. The interest will be accrued and paid on conversion of the Notes. The Notes will mature on the 36 month anniversary of the closing date of the Offering. The Notes are subject to (i) an optional conversion into shares of the Company’s Common Stock at the time upon the note holder’s election following the date upon which the Company’s registration statement is declared effective with the SEC or (ii) a mandatory conversion thirty-six (36) months from the date of closing of the Offering. The shares of Common Stock issuable upon conversion of the Notes shall equal: (i) the principal amount of the Note and the accrued interest thereon divided by (ii) $1.00. Assuming the placement of the maximum offering of $5,000,000, on conversion the Notes will equal approximately 33.3% of outstanding common shares representing a post-money valuation of $15,000,000.

The Clark Transaction:	This Term Sheet with the Clark Group provides for General Wesley K. Clark’s responsibilities principally with respect to the supervision of the development and implementation of recruitment and “vetting” program for prospective veteran franchisees (the “Program”). General Clark’s title will be Vice Chairman and Senior Veterans Advisor of the Company. The agreement calls for Wesley Clark, Jr. in the position of “Director of Veteran Operations,” or a similar title. Wesley Clark, Jr.’s responsibilities will be the supervision and administration of the selection process for prospective veteran franchisees, working directly with, and reporting to, Wesley Clark, Sr. in the execution of that process.

Time Commitments:	With respect to General Wesley K. Clark, whatever time is necessary for the supervision of the development and implementation of the Program. In addition, General Clark will be available for select media interviews (with only national outlets), periodic informational videos and select capital conferences on an “as available” basis, principally to discuss The Grill Cheese Truck’s commitment to providing employment to returning veteran’s. Wesley Clark, Jr. will be available to work with the Company on a non-exclusive and part time basis handling the administrative duties associated with the veteran’s program.

Term:	The agreement will commence at such time as TRIG has completed the Share Exchange and Offering (the “Commencement Date”) and continue for a 24 month period to be renewed by the parties on a negotiated basis.

Duties Prior to Term:	Prior to the Commencement Date, the Clark Group shall render such services on a part-time basis as may be agreed between the Company and the Clark Group to assist TRIG in the Share Exchange and Offering process and the franchise process, including but not limited to preliminary preparation, marketing and media regarding the Program. It is expressly understood that such services shall commence on mutual agreement between the parties.

Duties of the Company:	As a condition of this agreement, the Company will develop a specific program that will address economic protection for veteran franchisees in the event the Company is sold. The program will specifically provide for profit enhancements for the veteran franchisees if the Company is sold.

Compensation:	Commencing on the date of this Term Sheet and prior to the completion of the Share Exchange and Offering, the Clark Group shall receive a monthly consulting fee of $10,000 per month.

On Commencement Date, the Clark Group will be paid $200,000 per year in cash in twelve equal installments, payable on the first day of each month in the amount of $16,666.66.

As additional inducement to the Clark Group for providing the services referred to herein, the Company will execute a warrant agreement that will provide the Clark Group the right to purchase from the Company up to 500,000 warrants (the “Warrants”) of the Company’s common stock priced at the same share price as the conversion rate of the Notes in the Company’s Offering, currently anticipated at $1.00 per share. The Warrants shall vest on the following basis:

•	100,000 Warrants following the execution of the first 25 veteran franchise agreements;

•	100,000 Warrants following the execution of the next 25 veteran franchise agreements (total of 50 veteran franchise agreements);

•	100,000 Warrants following the execution of the next 25 veteran franchise agreements (total of 75 veteran franchise agreements);

•	200,000 Warrants following the execution of the next 25 veteran franchise agreements, resulting in a minimum of 100 veteran franchise agreements.

It is noted that investors in the Offering of $250,000 or more will be entitled to convert their Notes into the purchase of franchises at the investor’s option. Such conversion by investors in the Offering will not be counted towards the veteran franchise agreements reference above for purposes of the Warrants vesting.

The Company will provide a separate warrant agreement with customary piggyback registration rights within 30 days of the Commencement Date. These warrants shall be valid through the third anniversary of the Commencement Date, irrespective of the duration of this engagement if terminated before the third anniversary.

Expenses:	TRIG shall reimburse the Clark Group for such travel and other expenses as are pre-approved by TRIG, provided that such expenses shall not exceed $1000.

Binding Agreement:	This Term Sheet is intended to be a binding agreement between Trig Acquisition 1, Inc., Grilled Cheese, Inc. and Wesley K. Clark & Associates, LLC.

Confidentiality:	Notwithstanding required disclosure to governmental agencies and other disclosure required as a matter of law, the identity of the parties, Offering, Transaction, the provisions contained herein, as well as the discussions between the parties hereto and their respective agents, will be held in confidence by the parties hereto and their agents and representatives, and they will provide such information only to those parties with a need to know of the existence of this Term Sheet and the provisions herein (such receiving parties to be similarly subject to confidentiality agreements or duties). The Clark Group further agrees they will not use any portion of the information and data provided to such party by the other party for any purpose other than the consummation of the transaction contemplated by this Term Sheet. The Clark Group acknowledges provisions of this Term Sheet shall be kept confidential, as contemplated by Regulation FD promulgated by the U.S. Securities and Exchange Commission. The Clark Group acknowledges that it is aware of the restrictions and liabilities imposed by the federal securities laws and regulations of the United States on persons possessing material non-public information about the Company, the Transaction and the Offering. The Clark Group will comply with, and cause your representatives to comply with, all such laws, including, without limitation, laws prohibiting any person who has received material non-public information concerning an issuer or its affiliates from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

AGREED AND ACCEPTED

Wesley K. Clark & Associates, LLC

/s/ Wesley K. Clark
By: Wesley K. Clark Title: CEO/Chairman

TRIG Acquisition 1, Inc.

/s/ A.J. Cervantes
By: A.J. Cervantes
Title: CEO

Grilled Cheese, Inc.

/s/ Dave Danhi
By: Dave Danhi
Title: President